Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following registration statements on Form S-3 of our report dated February 11, 2009 (April 29, 2009 as to the effects of the change in reporting entity structure and the retrospective adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, described in Note 1 and Note 17), relating to the financial statements and financial statement schedules of Hartford Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for the fair value measurement of financial instruments in 2008) for the year ended December 31, 2008, appearing in this Current Report on Form 8-K of Hartford Life Insurance Company.
Form S-3 Registration Nos.
333-154837
333-137215
333-133693
333-133694
333-133695
333-133701
333-133707
DELOITTE & TOUCHE LLP
Hartford, Connecticut
February 11, 2009 (April 29, 2009 as to the effects of the change in reporting entity structure and the retrospective adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, described in Note 1 and Note 17)